EXHIBIT 16.1

[letterhead of Rosen Seymour Shapss Martin & Company LLP]

July 31, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Re:	Terra Energy & Resource
Technologies, Inc.
SEC File 33-90272

Ladies and Gentlemen:

We have read the first four paragraphs of Item 4.01(a) included in the Form 8-K of Terra Energy & Resource Technologies, Inc. dated July 31, 2007 to be filed with the Securities and Exchange Commission and we are in agreement with the statements contained therein as they relate to our firm.

Very truly yours,

/s/Rosen Seymour Shapss Martin & Company LLP

CERTIFIED PUBLIC ACCOUNTANTS

cc:	Dmitry Vilbaum, President
Terra Energy & Resource Technologies, Inc.